Plexus Provides Financial Update Due to COVID-19 Restrictions in Malaysia and Announces Participation in Stifel Investor Conference

NEENAH, WI – May 24, 2021 - Plexus (NASDAQ: PLXS) announced today that the Malaysian government mandated a two-week workforce curtailment for all manufacturers in the region. The actions instituted by the Malaysian government as it combats a continued rise in COVID-19 infections will impact the Company’s operations in the region. The Company is still determining the potential financial impact of this fluid situation and the effects on Plexus as well as potential impacts on Plexus’ customers, suppliers and other partners. However, the Company currently anticipates that it will be unable to meet its fiscal third quarter revenue guidance of $875 to $915 million and GAAP diluted EPS guidance of $1.23 to $1.38 issued on April 21, 2021. The Company expects to provide additional updates during a live webcast as part of a fireside chat on Tuesday, June 8, 2021 at Stifel’s 2021 Virtual Cross Sector Insight Conference.

Todd Kelsey, President and CEO, commented, “Our focus remains on ensuring our locations are the safest place for our team members outside of their homes. Although the workforce curtailments in Malaysia will negatively affect our fiscal third quarter results, we anticipate the demand will push into future quarters. In addition, we remain optimistic regarding our fiscal 2022 outlook and our ability to achieve 9-12% annual revenue growth over the long term while continuing to deliver industry leading operating performance. As the overall demand environment continues to strengthen, we are also benefiting from our support of secular growth markets including robotic assisted surgery, industrial and warehouse automation and commercial space as well as robust new program win activity.”

What:	Plexus Fireside Chat and Webcast at Stifel 2021 Virtual Cross Sector Insight Conference
When:	Tuesday, June 08, 2021 at 11:20 am Eastern Time
Where:	Participants are encouraged to join the live webcast by accessing the following link: https://wsw.com/webcast/stifel47/plxs/2134142
Replay:	The webcast will be available through the following link for 90 days following the live event: https://wsw.com/webcast/stifel47/plxs/2134142

Investor and Media Contact

Shawn Harrison
+1.920.969.6325
shawn.harrison@plexus.com

About Plexus Corp. – The Product Realization Company

Since 1979, Plexus has been partnering with companies to create the products that build a better world.  We are a team of approximately 19,000 individuals who are dedicated to providing global Design and Development, Supply Chain Solutions, New Product Introduction, Manufacturing, and Aftermarket Services.  Plexus is a global leader that specializes in serving customers in industries with highly complex products and demanding regulatory environments.  Plexus delivers customer service excellence to leading global companies by providing innovative, comprehensive solutions throughout the product’s lifecycle.  For more information about Plexus, visit our website at www.plexus.com.
Safe Harbor and Fair Disclosure Statement
The statements contained in this press release that are guidance or which are not historical facts (such as statements in the future tense and statements including believe, expect, intend, plan, anticipate, goal, target and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include the evolving effect, which may intensify, of COVID-19 on our employees, customers, suppliers, and logistics providers, including the impact of governmental actions being taken to curtail the spread of the virus, especially within the key geography of Malaysia. Other risks and uncertainties include, but are not limited to: the risk of customer delays, changes, cancellations or forecast inaccuracies in both ongoing and new programs; the lack of visibility of future orders, particularly in view of changing economic conditions; the economic performance of the industries, sectors and customers we serve; the effects of shortages and delays in obtaining components as a result of economic cycles, natural disasters or otherwise; the effects of tariffs, trade disputes, trade agreements and other trade protection measures; the effects of the volume of revenue from certain sectors or programs on our margins in particular periods; our ability to secure new customers, maintain our current customer base and deliver product on a timely basis; the risks of concentration of work for certain customers; the particular risks relative to new or recent customers, programs or services, which risks include customer and other delays, start-up costs, potential inability to execute, the establishment of appropriate terms of agreements, and the lack of a track record of order volume and timing; the effects of start-up costs of new programs and facilities or the costs associated with the closure or consolidation of facilities; possible unexpected costs and operating disruption in transitioning programs, including transitions between Company facilities; the risk that new program wins and/or customer demand may not result in the expected revenue or profitability; the fact that customer orders may not lead to long-term relationships; our ability to manage successfully and execute a complex business model characterized by high product mix and demanding quality, regulatory, and other requirements; the risks associated with excess and obsolete inventory, including the risk that inventory purchased on behalf of our customers may not be consumed or otherwise paid for by the customer, resulting in an inventory write-off; risks related to information technology systems and data security; the ability to realize anticipated savings from restructuring or similar actions, as well as the adequacy of related charges as compared to actual expenses; increasing regulatory and compliance requirements; the effects of U.S. Tax Reform, any tax law changes as a result of change in U.S. presidential administration, and of related foreign jurisdiction tax developments; current or potential future barriers to the repatriation of funds that are currently held outside of the United States as a result of actions taken by other countries or otherwise; the potential effects of jurisdictional results on our taxes, tax rates, and our ability to use deferred tax assets and net operating losses; the weakness of areas of the global economy; the effect of changes in the pricing and margins of products; raw materials and component cost fluctuations; the potential effect of fluctuations in the value of the currencies in which we transact business; the effects of changes in economic conditions, political conditions and tax matters in the United States and in the other countries in which we do business (including as a result of the United Kingdom’s exit from the European Union); the potential effect of other world or local events or other events outside our control (such as changes in energy prices, terrorism, global health epidemics and weather events); the impact of increased competition; an inability to successfully manage human capital; changes in financial accounting standards; and other risks detailed herein and in our other Securities and Exchange Commission filings, particularly in Risk Factors in our fiscal 2020 Form 10-K and any subsequently filed Form 10-Q.